Exhibit 2.1.d

THIRD AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT

This Third Amendment to Asset Purchase and Sale Agreement (this “Amendment”) is dated as of the 7th day of July, 2022, by and among the Seller Parties signature hereto (“Seller Parties”), Cedar Realty Trust, Inc. (“Seller Parent”), and DRA Fund X-B LLC and KPR Centers LLC (collectively, “Purchaser”, and together with Seller Parties and Seller Parent, the “Parties”).

The following sets forth the background to this Amendment:

A.
The Parties entered into an Asset Purchase and Sale Agreement dated as of March 2, 2022 (as amended, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

B.
The Parties desire to amend the Agreement as more particularly set forth in this Amendment.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree to amend the Agreement in certain respects as follows:

1.
Novation Agreement. The Parties agree that, with respect to each of the Properties located in the Commonwealth of Pennsylvania, prior to Closing, the Parties and Purchaser’s designees to which such Properties (or the Acquired Interests in the Property Owners owning such Properties, or the Acquired Leaseholds with respect to such Properties) (collectively, the “Pennsylvania Properties”) will be conveyed or assigned at Closing (the “Pennsylvania Designees”) shall enter into a Partial Cancellation of Asset Purchase and Sale Agreement and New Agreement of Sale (Novation Agreement) in the form attached hereto as Exhibit A (the “Novation Agreement”), whereby the Pennsylvania Designees agree to adopt the terms and conditions of the Agreement related or applicable to the Pennsylvania Properties, as modified by the Novation Agreement, all as set forth in the Novation Agreement.

2.
Allocations. The Parties agree to the Allocation set forth on Exhibit B-1 attached hereto, which such Allocation updates and replaces the Allocation set forth in that certain First Amendment to Asset Purchase and Sale Agreement dated as of April 1, 2022.

3.
Development Properties. The Parties agree as follows with respect to the Development Properties:

a.
Pursuant to Section 2.2 of the Agreement and notwithstanding anything contained in the Agreement to the contrary, the Riverview Property shall not be included at Closing as an Acquired Property, and accordingly, the Purchase Price shall not be increased at Closing with respect to the Riverview Property. From and after the date hereof, all of the Parties’ rights and obligations with respect to the Riverview Property under the Agreement shall cease.

b.
The NEH Property shall be included at Closing as an Acquired Property and

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Acquired Leasehold (as applicable), and accordingly the Purchase Price shall be increased by $39,000,000.00 (allocated among the various components of the NEH Property as more particularly set forth on Exhibit B-1).

c.
The parties acknowledge that the consent of JP Morgan Chase Bank, N.A. (as set forth on Schedule 4.1(k)(i) & (ii) of the Agreement) and the 3924 Minnesota consents (as set forth on Schedule 4.1(c) of the Agreement) from the appropriate Goldman Sachs and Asland (“GS” and “Asland,” respectively) entities who are the existing members of the entities in which Purchaser is acquiring Acquired Interests with respect to the 3924 Minnesota Property, the “GS/Asland Consents”) and the release from liability from and after the Closing of the 3924 Minnesota Property of the Seller Parties (and replacement with the applicable Purchaser entities) under that certain Indemnity Agreement in favor of CBRE Group, Inc. and that certain Collateral Assignment of Account, Cash Flow and Capital Proceeds, each dated as of May 5, 2021 (collectively, “CBRE Documents”) have not been received (or accepted in the case of replacement entities under the CBRE Documents) as of the date hereof. Notwithstanding anything to the contrary contained in the Agreement (but without either party waiving such required consents and any rights and obligations of the parties with respect thereto with respect to the 3924 Minnesota Property only), the parties agree that the Closing shall occur nonetheless on the balance of the Acquired Properties, Acquired Leaseholds and Acquired Interests on the date set forth in Section 11 below, and the Closing with respect to the 3924 Minnesota Property (including the release and the guarantor replacements for liability from and after the Closing of the 3924 Minnesota Property under the CBRE Documents) shall occur as promptly as reasonably possible thereafter once such required consents and release have been obtained, with adjustment made to the Purchase Price on such delayed Closing with respect to the 3924 Minnesota Property in accordance with the Allocation for the 3924 Minnesota Property set forth on Exhibit B attached hereto (i.e., $6,000,000.00). In addition to Purchaser’s obligations under the Agreement with respect to pursuing the applicable Mortgage Consent, Purchaser agrees to work in good faith to procure the GS/Asland Consents and releases and replacements under the CBRE Documents, including proffering one or more replacement guarantors/indemnitors (on a going forward basis) as reasonably requested by GS and/or Asland with respect to the Acquired Interests with respect to the 3924 Minnesota Property (and CBRE under the CBRE Documents) on the same terms as the existing indemnities provided by Seller in favor of GS, Asland and CBRE and delivered to Purchaser prior to the date hereof. If and when Closing occurs with respect to the 3924 Minnesota Property, Seller shall also cause Cedar-Senator Square, LLC to transfer to 3924 Minnesota LLC, by quitclaim deed, all of its right, title and interest in and to the improvements located on Lot 813 of the 3924 Minnesota Property if the same can be recorded as a confirmatory or supplemental deed and without the payment of transfer or recording taxes (unless Purchaser is willing to pay same), the parties understanding that in fact Cedar-Senator Square LLC has no interest in the

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improvements on Lot 813.

4.
Quartermaster Litigation. Pursuant to Section 3.14 of the Agreement, the Parties acknowledge that the Quartermaster Litigation has not been settled or otherwise resolved and accordingly, Purchaser shall receive a credit at Closing against the Purchase Price in an amount equal to $500,000.00.

5.
Crossroads. Seller Parties and Seller Parent (each individually and collectively, as the context requires, “Seller”) hereby represent that Cedar-Hamilton, LLC completed the acquisition of the limited partnership interests in the owner of the Crossroads Property from Crossroads Partner as contemplated in Section 5.1(l) of the Agreement and accordingly, the Crossroads Property shall be included as an Acquired Property at Closing in accordance with the terms of the Agreement.

6.
Quartermaster Tax Credit. Subject to approval from the City of Philadelphia pertaining to certain tax credits due with respect to the Quartermaster entities which the Seller Parties shall pursue, and if so approved and received by Purchaser prior to July 31, 2022, such amount shall be promptly paid by Purchaser to the Seller Parties. Purchaser and Seller’s obligations under this Section 6 shall survive the Closing.

7.
Required Work and Seller Leasing Costs Credits. The Parties agree that at Closing, Purchaser shall receive (a) a credit pursuant to Section 3.11 of the Agreement in the amount of $8,854,947 and (b) a credit pursuant to Section 3.8(b) for unpaid Seller Leasing Costs in the amount of $25,783,617 which credits shall be allocated among the properties as determined by Purchaser.

8.
Senator Square Property Management. Seller (on behalf of each Seller and its affiliates) hereby renounces its right to serve as Property Manager (as defined in the Declaration, as defined herein) with respect to the NEH Property and any other property pursuant to the terms of that certain Declaration of Covenants, Allocation of Development Rights and Easements made by 3924 Minnesota LLC and Cedar-Senator Square, LLC as the Owners of Assessment and Taxation Lots 813 and 814, Square 5044, dated as of May 5, 2021 and recorded on May 7, 2021 as Doc # 2021063044 (the “Declaration”). Seller agrees to cooperate with Purchaser following the Closing in executing any further documentation evidencing such renunciation of such rights to the extent required by the Declaration or any party thereto. Seller’s obligations under this Section 8 shall survive the Closing.

9.
Valley Plaza Prior Debt. Seller agrees to, and hereby does, authorize Fidelity National Title Insurance Company to, at Fidelity National Title Insurance Company’s sole cost and expense, initiate and pursue a quiet title action at the Valley Plaza property with respect to certain prior debt at such property.

10.
Pernatin. Seller Parent shall cause Cedar 301 40th Street NE, LLC (“Assignor”) to assign all of its right title and interest in that certain Purchase and Sale Agreement dated July 1, 2022, between Elaine Pernatin, Trustee of the Jack Pernatin Trust, as the seller, and Assignor, as the purchaser to Purchaser pursuant to that certain Assignment and Assumption of Contract and

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Purchaser shall pay the Assignor for the Refund Deposit (as defined in such Assignment and Assumption of Contract) as part of the Closing.

11.
Closing Date. The Parties agree that, except with respect to the 3924 Minnesota Property, the Closing shall occur on July 7, 2022, subject to satisfaction or waiver (as provided in the Agreement) of all conditions to Closing contained in the Agreement. Purchaser shall have the right to extend the Closing for up to ten (10) days by delivering written notice to Seller no later than the date then scheduled for Closing.

12.
PA Accountant Letter. Seller Parent hereby agrees that Seller Parent shall cause Seller Parent and all of its affiliated entities to pay all taxes that will be payable to the Commonwealth of Pennsylvania for the year in which Closing occurs, including any amount attributable to the consummation of the Closing. Seller Parent’s obligations under this Section 12 shall survive the Closing.

13.
Miscellaneous. Except as and to the extent expressly modified and amended herein, the Parties ratify the Agreement (which is incorporated herein by reference). The Agreement as modified and amended herein shall be binding upon the parties hereto and their respective successors and permitted assigns. This Amendment may be executed in a number of identical counterparts. If so executed, each of such counterparts shall be deemed an original for all purposes, and such counterparts shall, collectively, constitute one agreement. For purposes of this Amendment, signatures delivered by facsimile or by e-mail as a .PDF file, as well as electronic signatures shall be as binding as originals upon the parties so signing and delivering. In the event of a conflict between the terms of this Amendment and the other terms of the Agreement, the terms of this Amendment shall control.

[Signatures appear on the next page]

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Executed as of the date first set forth above.

PURCHASER:
DRA FUND X-B LLC, a Delaware limited liability company By: /s/ Jason Borreo Name: Jason Borreo Title: Vice President
KPR CENTERS LLC, a Delaware limited liability company By: /s/ Daniel Kaufthal Name: Daniel Kaufthal Title: Authorized Signatory

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CEDAR REALTY TRUST, INC. By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

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CEDAR PCP-NEW LONDON, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR REALTY TRUST PARTNERSHIP, L.P. By: Cedar Realty Trust, Inc., its General Partner By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR-GROTON, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR-JORDAN LANE, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR CHRISTINA CROSSING LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CSC FRANKLIN VILLAGE GP, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

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CEDAR NORWOOD, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR-YORKTOWNE, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR HYATTSVILLE, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR-VALLEY PLAZA, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

OAKLAND MILLS BUSINESS TRUST By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR-GLENWOOD HOLDING, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

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CEDAR-CARMANS LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR QUARTERMASTER, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR QUARTERMASTER II, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR QUARTERMASTER III, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CSC COLONIAL COMMONS PARTNERSHIP, L.P.

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust, Inc., its General Partner

By: /s/ Jennifer Bitterman
Name: Jennifer Bitterman
Title: Authorized Officer

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CEDAR-TREXLER HAMILTON, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR-TREXLER PLAZA 2, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR TREXLER PLAZA 3, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

THE POINT ASSOCIATES, L.P.

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust, Inc., its General Partner

By: /s/ Jennifer Bitterman
Name: Jennifer Bitterman
Title: Authorized Officer

PORT RICHMOND L.L.C. 1 By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

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HAMILTON FC ASSOCIATES, L.P.

By: Cedar-Hamilton, LLC, its General Partner

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust, Inc., its General Partner

By: /s/ Jennifer Bitterman
Name: Jennifer Bitterman
Title: Authorized Officer

HAMILTON FC PYLON SIGN ASSOCIATES, LLC

By: Hamilton FC Associates, L.P., its sole member

By: Cedar-Hamilton, LLC, its General Partner

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust, Inc., its General Partner

By: /s/ Jennifer Bitterman
Name: Jennifer Bitterman
Title: Authorized Officer

LAWNDALE I, L.P.

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust Inc., its General Partner

By: /s/ Jennifer Bitterman
Name: Jennifer Bitterman
Title: Authorized Officer

ACADEMY PLAZA, L.L.C. 1 By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

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CEDAR-MEADOWS MARKETPLACE, LP

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust, Inc., its General Partner

By: /s/ Jennifer Bitterman
Name: Jennifer Bitterman
Title: Authorized Officer

SWEDE SQUARE ASSOCIATES LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR-PALMYRA, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

NEWPORT PLAZA ASSOCIATES, L.P.

By: Cedar Realty Trust Partnership, L.P., its General Partner

By: Cedar Realty Trust, Inc., its General Partner

By: /s/ Jennifer Bitterman
Name: Jennifer Bitterman
Title: Authorized Officer

CEDAR-CAMPBELLTOWN, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

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HALIFAX PLAZA ASSOCIATES, L.P. By: Cedar Realty Trust Partnership, L.P. By: Cedar Realty Trust, Inc. By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR-HALIFAX LAND, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR HALIFAX II, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR HALIFAX III, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR GIRARD PLAZA, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

VIRGINIA GENERAL BOOTH LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

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CEDAR SECOND MEMBER LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR – ELMHURST, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR-OAK RIDGE, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR EAST RIVER PARK, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR 301 40th STREET NE, LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR DGS GP LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

CEDAR MN OFFICE OZ MEMBER LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

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CEDAR MN OFFICE PROMOTE MEMBER LLC By: /s/ Jennifer Bitterman Name: Jennifer Bitterman Title: Authorized Officer

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EXHIBIT A

Form of Novation Agreement

PARTIAL CANCELLATION OF ASSET PURCHASE AND SALE AGREEMENT

AND NEW AGREEMENT OF SALE

(NOVATION AGREEMENT)

This Novation Agreement (hereinafter referred to as this "Novation Agreement") is hereby made and entered into as of _______, 2022 ("Novation Effective Date") by and among those entities set forth on Schedule 1 attached hereto and made a part hereof) (collectively hereinafter referred to as "Seller"), DRA FUND X-B LLC, a Delaware limited liability company (“DRA”), and KPR CENTERS LLC, a Delaware limited liability company (“KPR”; and KPR together with DRA, collectively hereinafter referred to as “Original Buyer”), and [____________], [each,] a [______________] ([collectively] hereinafter referred to as “Real Estate Purchaser”).

WHEREAS, on March 2, 2022, Seller and Original Buyer executed that certain Asset Purchase and Sale Agreement (together with any amendments, assignments or other modifications entered into from time to time prior to the Novation Effective Date collectively referred to as the "Original Agreement"). Capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Original Agreement.

WHEREAS, Original Buyer desires to cancel the Original Agreement between Original Buyer and Seller solely as it relates or is applicable to the purchase and sale of those certain Acquired Properties and that certain Acquired Leasehold set forth on Schedule 2 attached hereto (collectively, the “Subject Properties”).

WHEREAS, Seller, Original Buyer and Real Estate Purchaser desire that Real Estate Purchaser and Seller adopt the terms and conditions of the Original Agreement related or applicable solely to the Subject Properties, as modified by this Novation Agreement (as so modified, the “Subject Property Provisions”).

NOW, THEREFORE; the parties hereto in consideration of good and value consideration, including, without limitation, the allocated portion of the Purchase Price pertaining to the Subject Properties, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

1.
Cancellation. As of the date of this Novation Agreement, the Subject Property Provisions of the Original Agreement are cancelled and both Seller and Original Buyer are released from any obligation of performance thereunder.

2.
New Agreement. By executing this Novation Agreement, Seller and Real Estate Purchaser each adopt the terms and conditions of the Subject Property Provisions of the Original Agreement and wish to be bound thereby and are entitled to the rights and benefits thereof

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(and Real Estate Purchaser shall be bound by the obligations of the “Purchaser” thereof) and hereby incorporate its terms herein as if Seller were the "Seller" thereunder, Real Estate Purchaser was the "Purchaser" thereunder as to the Subject Properties only, and the Subject Properties were the "Properties" (the "New Agreement"). The parties intend the New Agreement created by this Novation Agreement to be a novation and a new agreement independent of the Original Agreement. The parties hereby memorialize their intention that the transactions contemplated pursuant to the Subject Property Provisions constitute one conveyance of title pursuant to the applicable requirements of 61 Pa. Code § 91.170, as interpreted by the Pennsylvania Department of Revenue Realty Transfer Tax Bulletin 2008-01 dated January 3, 2008 and revised April 18, 2008.

3.
Additional Transfer Tax. If any additional realty transfer tax is determined to be due and payable by the Pennsylvania Department of Revenue (the “DOR”), either at or after Closing, solely as a result of the New Agreement (i.e., realty transfer taxes in addition to what would have been Seller’s share of realty transfer taxes in a direct sale from Seller to Original Buyer under the Original Agreement (“Additional Transfer Taxes”)), then Original Buyer and DRA Growth and Income Master Fund X-B, LLC (“DRA Buyer Parent”) shall be solely, jointly and severally, liable and responsible for any such Additional Transfer Taxes. Original Buyer and DRA Buyer Parent (collectively, “Indemnitors”) agree to indemnify, defend, protect and hold harmless Seller from and against any and all Additional Transfer Taxes and interest and penalties, all actual out-of-pocket expenses, including reasonable attorneys’ fees, which may be imposed upon, incurred or sustained by or asserted or awarded against Seller arising out of or relating to Indemnitors’ failure to pay Additional Transfer Taxes which may be assessed against Seller. The foregoing liability, obligation and indemnity shall survive Closing and delivery of the deed for the statutory period within which the DOR may make a claim that Additional Transfer Taxes are owed (including any statutory extension of such period, the “Survival Period”); provided that if the DOR issues a notice of assessment or claim of Additional Transfer Taxes against Seller during the Survival Period, the foregoing liability, obligation and indemnity shall extend to all such Additional Transfer Taxes and all interest and penalties and actual out-of-pocket expenses, including reasonable attorneys’ fees of Seller arising out of or relating to Indemnitors’ failure to pay such Additional Transfer Taxes.

4.
Signatories. Each party signing this Novation Agreement represents and warrants that the person who signs on behalf of such party hereto has authority to sign on behalf of said party and that no other authority is necessary for purposes of executing this Novation Agreement.

5.
Method of Execution; Counterparts. This Novation Agreement may be executed by facsimile or electronically, and may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Novation Agreement.

6.
Governing Law. This Novation Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws; provided, however, that such designation shall not

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relieve any party of its obligation to comply with the requirements of the laws of any other State as may be necessary (i) to effect the transactions in the manner contemplated by this Novation Agreement, and (ii) to pursue any claim or action seeking the enforcement of any lien, judgment or encumbrance against the Property, which shall be governed by the laws of the Commonwealth of Pennsylvania.

7.
Amendment. This Novation Agreement may not be altered or amended except by a written document executed by all parties hereto.

8.
Notices. The notice provisions of Section 8.3 of the Original Agreement that refers to Purchaser are amended under the New Agreement to provide for notices as follows:

If to Real Estate Purchaser:

[___________________________]

[___________________________]

[___________________________]

[___________________________]

Attention: [__________________]

Email: [____________]

with a copy to:

[___________________________]

[___________________________]

[___________________________]

[___________________________]

Attention: [__________________]

Email: [____________]

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this PARTIAL CANCELLATION OF ASSET PURCHASE AND SALE AGREEMENT AND NEW AGREEMENT OF SALE (Novation Agreement) as of the day and year herein above first written.

SELLER:

[FILL IN EACH SELLER NAME/SIG BLOCK]

By:

Name:

Title:

ORIGINAL BUYER:

DRA FUND X-B LLC,

a Delaware limited liability company

By:

Name:

Title:

KPR CENTERS LLC,

a Delaware limited liability company

By:

Name:

Title:

REAL ESTATE PURCHASER:

[__________________], a [________]

By:

Name:

Title:

Solely with respect to Section 3

hereof:

DRA GROWTH AND INCOME MASTER
FUND X-B, LLC,
a Delaware limited liability company

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By: Manageco X, LLC
a Delaware limited liability company,
its Managing Member

By: __________________
Name:
Title:

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SCHEDULE 1

SELLERS

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SCHEDULE 2

SUBJECT PROPERTIES

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Exhibit B - 1

Allocations

Price
Property	Allocation

Meadows Marketplace	$11,000,000
Newport Plaza	$6,975,000
Palmyra Shopping Center	$10,300,000
Northside Commons	$9,225,000
Halifax Plaza	$5,500,000
Franklin Village	$64,000,000
Trexlertown Plaza - I	$41,160,000
Trexlertown Plaza - II	$7,840,000
The Point	$39,300,000
Christina Crossing	$25,800,000
Lawndale Plaza	$20,800,000
The Shops at Suffolk Downs	$22,000,000
Quartermaster Plaza - I	$27,000,000
Quartermaster Plaza - II	$26,100,000
Quartermaster Plaza - III	$46,000,000
Quartermaster Plaza - IV	$1,000,000
Fishtown Crossing	$38,000,000
Carman's Plaza	$51,000,000
Girard Plaza	$5,500,000
Oakland Mills	$7,722,000
General Booth Plaza	$13,507,000
Kempsville Crossing	$9,823,000
Elmhurst Square	$6,542,000
Oak Ridge Shopping Center	$4,731,000
Yorktowne Plaza	$28,351,000
Shoppes at Arts District	$20,231,000
Valley Plaza	$18,457,000
Swede Square	$22,636,000
Colonial Commons	$66,500,000
The Shops at Bloomfield Station	$14,000,000
Bethel Shopping Center	$28,250,000
Jordan Lane	$17,800,000
New London Mall	$31,500,000
Academy Plaza	$13,250,000
Shops at Crossroads	$39,900,000
Crossroads - Pylon Sign	$100,000

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Groton Shopping Center	$17,200,000
Norwood Shopping Center	$21,000,000
SubTotal:	$840,000,000

3924 Minnesota Property $6,000,000

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	Parcel	Square	Lot	Land	Building	Total Purchase Price
East River - I	Parcel 1	5083	146	$130,415	$153,490	283,905.08
East River - II N0015	Parcel 2	N5051	15	$159,381	$693,372	$852,753.18
East River - II N0016	Parcel 2	N5051	16	$151,808	$724,318	$876,126.02
East River - III	Parcel 3-1	N5051	838	$630,567	$7,280,362	$7,910,928.91
	Parcel 3-1	N5051	840	$10,085,459	$10,440,684	$20,526,142.25
	Parcel 3-2	5051	11	$12,042	$0	$12,042.01
	Parcel 3-3	5051	7	$61,104	$0	$61,103.84
	Parcel 3-4	5083	179	$1,018,756	$25,747	$1,044,502.75
	Parcel 3-5	5051	28	$326,557	$599,717	$926,273.84
	Parcel 3-6	5051	29	$449,581	$975,480	$1,425,061.08
	Parcel 3-7	5051	803	$12,234	$0	$12,234.22
Total	Parcel 3-7	5051	804	$68,927	$0	$68,926.82 $34,000,000.00

Senator Square		5044	814	$3,094,732	$1,905,268	$5,000,000

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